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                                                                     EXHIBIT



                CHESTER BANCORP ANNOUNCES RESULTS OF TENDER OFFER

Chester, Illinois -- Chester Bancorp, Inc. (Nasdaq Symbol: CNBA) announced today the final results of its tender offer, which expired on May 16, 2003. On April 11, 2003, the Company offered to purchase up to 500 shares from each shareholder at a price of $22.00 per share, net to the seller in cash, which offer was amended on May 2, 2003 to state that Chester Bancorp would purchase a total of 100,000 shares. A total of 69,861 shares were tendered and accepted prior to the expiration of the tender offer at 5:00 p.m. Eastern Daylight Time on May 16, 2003. Payment for the shares will be made promptly.

Michael W. Welge, Chairman, stated that a sufficient number of shareholders have tendered stock to reduce the number of record shareholders to less than 300, thus permitting Chester Bancorp to go private. Accordingly, Chester Bancorp will file with the Securities and Exchange Commission a Form 15 (Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934) in order to deregister its common stock with the SEC and become a private company.